CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-45423 dated February 2, 1998; 333-117171 dated July 6, 2004; 333-118203, 333-118202, 333-118201 and 333-118200 dated August 13, 2004; 333-122204 dated January 21, 2005; 333-124086 dated April 15, 2005; 333-134167 dated May 16, 2006; and 333-136604, 333-136605, 333-136606 dated August 14, 2006 all on Form S-8; and Registration Statement Nos. 333-31259 dated July 14, 1997 on Form S-3 and dated August 1, 1997 on Form S-3/A; 333-84931 dated August 11, 1999 on Form S-3, and dated August 31, 1999 and September 21, 1999 on Forms S-3/A; 333-106787, dated July 3, 2003 and dated February 11, 2004 on Form S-3/A of our reports dated February 15, 2008, relating to the financial statements of BorgWarner Inc. and Consolidated Subsidiaries (which expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company’s changes in its methods of accounting in 2007 for income taxes as a result of adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and in 2006 for defined benefit pension and other postretirement plans as a result of adopting SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.), and the effectiveness of BorgWarner Inc. and Consolidated Subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of BorgWarner Inc. and Consolidated Subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
February 14, 2008